Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Third Point Reinsurance Ltd. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedules of Third Point Reinsurance Ltd. , and the effectiveness of internal control over financial reporting of Third Point Reinsurance Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

November 13, 2017